Exhibit 5.1

[Letterhead of Opinion of Howard Rice, et al.]

December 22, 2005

Digital River, Inc.
9625 West 76th Street, Suite 150
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Digital River, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the offering of up to 87,500 shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”), issuable under the Company’s Inducement Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the following documents:

1.               The Registration Statement and related prospectus;

2.               The Plan;

3.               The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 14, 1998, as amended by the Certificate of Amendment, filed September 20, 2000;

4.               The Company’s Amended and Restated Bylaws, as certified by an officer of the Company;

5.               Resolutions of the Board of Directors of the Company adopted on November 25, 2005;

6.               The minute books of the Company provided to us by the Company;

7.               A specimen stock certificate for the Common Stock of the Company; and

8.               Certificates of public officials, officers and of the Company and the Company’s transfer agent.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete.  We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the foregoing paragraph.  We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof.  We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions.  In rendering this opinion, we have considered only the Delaware General Corporation Law, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and express no opinion with respect to choice of law or conflicts of law.  We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Shares: (a) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (b) a sufficient number of shares of Common Stock will have been authorized and reserved or are available for issuance; (c) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter; and (d) the cash consideration payable in connection with the issuance and sale of the Shares is not less than the par value of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold, issued and delivered in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof.  We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN,
A Professional Corporation

By:	/s/ Michael J. Sullivan
Michael J. Sullivan
On Behalf of the Firm